Contact:
Carole Casto
Executive Director - Corporate Communications
(317) 610-2480
carole.casto@cummins.com

For Immediate Release

July 28, 2015

Cummins Announces Second Quarter 2015 Results

•	Second quarter revenues of $5.0 billion, EBIT of 14.4 percent of sales

•	Full year revenue expected to grow between 2 and 4 percent and EBIT to be in the range of 13.5 to 14.0 percent of sales

COLUMBUS, IND. - Cummins Inc. (NYSE: CMI) today reported results for the second quarter of 2015. Second quarter revenue of $5.0 billion increased 4 percent from the same quarter in 2014. The increase year-over-year was driven by stronger demand in on-highway markets and distributor acquisitions in North America. Currency negatively impacted revenues by 4 percent compared to last year, primarily due to a stronger US dollar.

Revenues in North America increased 12 percent while international sales declined by 6 percent. Within international markets, sales in Brazil fell the most due to the weak economy.

Earnings before interest and taxes (EBIT) increased to $721 million for the second quarter or 14.4 percent of sales, up from $657 million or 13.6 percent of sales a year ago

Net income attributable to Cummins grew 6 percent in the second quarter to $471 million ($2.62 per diluted share), compared to $446 million ($2.43 per diluted share) in the second quarter of 2014. The tax rate in the second quarter of 2015, including discrete items, was 29.5 percent.

“We delivered strong results in the second quarter, despite challenging economic conditions in a number of international markets, and we increased cash returned to shareholders,” said Cummins Chairman and CEO Tom Linebarger. “Earnings improved as a result of good performance by our manufacturing and supply chain organizations and solid execution on material cost reduction initiatives. We returned $517 million to shareholders in the form of dividends and share repurchases in the second quarter and we recently announced a 25 percent increase in our quarterly dividend.”

Based on the current forecast, Cummins expects full year 2015 revenues to grow between 2 and 4 percent, and EBIT to be in the range of 13.5 to 14.0 percent of sales.

Other recent highlights:

•	For the ninth consecutive year, Cummins was named one of the Top 50 Companies for Diversity by Diversity Inc.

•
The Company announced new environmental sustainability goals and pledged to reach an annual reduction of 3.5 million metric tons of carbon dioxide (CO2) by 2020, which equates to 350 million gallons of fuel.

•
John Wall, Cummins’ Vice President - Chief Technical Officer, was honored by the California Air Resources Board with the Haagen-Smit Clean Air Award, which recognizes outstanding lifetime achievement in air-quality research, science and technology.

•	For the fourth consecutive year, Cummins was recognized as a Top 25 Supply Chain company by Gartner.

•
Cummins announced that John Wall, Vice President - Chief Technical Officer, will be retiring after nearly 30 years with the Company and that Jennifer Rumsey, Vice President of Engineering for Cummins’ Engine Business, will take Wall’s place.

•	The Company announced a 25 percent increase in its quarterly dividend.

Second quarter 2015 detail (all comparisons to same period in 2014)

Engine Segment

•	Sales - $2.8 billion, up 2 percent.

•	Segment EBIT - $341 million, or 12.2 percent of sales, compared to $311 million or 11.3 percent of sales.

•	Strong demand in North American truck and bus markets was partially offset by weaker demand in global industrial markets and lower truck demand in Brazil.

Distribution Segment

•	Sales - $1.5 billion, up 21 percent, down 6 percent excluding acquisitions.

•	Segment EBIT - $113 million, or 7.6 percent of sales, compared to $126 million or 10.2 percent of sales.

•	Currency movements negatively impacted sales by 6 percent.

•	Results in the second quarter of 2014 included a gain of $14 million related to the acquisition of distributors in North America.

Components Segment

•	Sales - $1.4 billion, up 9 percent.

•	Segment EBIT - $223 million, or 16.0 percent of sales, compared to $185 million or 14.5 percent of sales.

•	Stronger demand in on-highway markets in North America, Europe, and China more than offset weakness in Brazil.

Power Generation Segment

•	Sales - $747 million, up 1 percent.

•	Segment EBIT - $57 million, or 7.6 percent of sales, compared to $61 million, or 8.2 percent of sales.

•	Increased international sales in the Middle East, Asia Pacific and India more than offset lower sales in North America and a 4 percent reduction in revenues due to currency movements.

About Cummins
Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service diesel and natural gas engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins currently employs approximately 54,600 people worldwide and serves customers in approximately 190 countries and territories through a network of approximately 600 company-owned and independent distributor locations and approximately 7,200 dealer locations. Cummins earned $1.65 billion on sales of $19.2 billion in 2014. Press releases can be found on the Web at www.cummins.com. Follow Cummins on Twitter at www.twittter.com/cummins and on YouTube at www.youtube.com/cummininc.

Forward-looking disclosure statement
Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future. These forward looking statements include, without limitation, statements relating to our plans and expectations for our revenues for the full year of 2015. Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: the adoption and implementation of global emission standards; the price and availability of energy; the pace of infrastructure development; increasing global competition among our customers; general economic, business and financing conditions; governmental action; changes in our customers’ business strategies; competitor pricing activity; expense volatility; labor relations; and other risks detailed from time to time in our Securities and Exchange Commission filings, including particularly in the Risk Factors section of our 2014 Annual Report on Form 10-K. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.cummins.com in the Investor Relations section of our website.

Presentation of Non-GAAP Financial Information
EBIT is a non-GAAP measure used in this release, and is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information
Cummins management will host a teleconference to discuss these results today at 10 a.m. EST. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at  www.cummins.com . Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.